Exhibit 99.1

MPG Names Tom Dono Executive Vice President – General Counsel and Secretary

Southfield, Mich. – June 20, 2016 – Metaldyne Performance Group Inc. (NYSE: MPG), a leading provider of highly-engineered components for use in powertrain and safety-critical applications for the global light, commercial and industrial vehicle markets, announced Tom Dono has been named Executive Vice President – General Counsel and Secretary, effective July 18, 2016.

“Tom brings significant legal experience in the automotive industry, and expertise in international law, compliance and mergers and acquisitions,” said MPG CEO George Thanopoulos.  “I look forward to adding Tom’s skills and experience to our core management team to further execute MPG’s growth plans.”

Dono earned his law degree from the University of California, Los Angeles (UCLA) – School of Law and holds a degree in economics and business management from Stony Brook University.

About MPG:
MPG is a leading provider of highly-engineered components for use in powertrain and safety-critical platforms for the global light, commercial and industrial vehicle markets. MPG produces these components using complex metal-forming manufacturing technologies and processes for a global customer base of vehicle OEMs and Tier I suppliers. MPG's metal-forming manufacturing technologies and processes include aluminum die casting, forging, iron casting and powder metal forming as well as advanced machining and assembly. Headquartered in Southfield, Michigan, MPG has a global footprint spanning 60 locations in 13 countries across North America, South America, Europe and Asia with approximately 12,000 employees. For more information, visit www.mpgdriven.com.

Contacts

David Gann
Vice President of Investor Relations and Communications
investors@mpgdriven.com
248-727-1829